Exhibit 10.1

FIRST Amendment

to

Loan and security agreement

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 16th day of February, 2021, by and among SILICON VALLEY BANK, a California corporation (“Bank”), and LIPOCINE INC., a Delaware corporation (“Parent”), and LIPOCINE OPERATING INC., a Delaware corporation (“Lipocine Operating” and together with Parent, individually and collectively, jointly and severally, “Borrower”), whose address is 675 Arapeen Drive, Suite 202, Salt Lake City, UT 84108.

Recitals

A.            Bank and Borrower have entered into that certain Loan and Security Agreement dated as of January 5, 2018, (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Borrower has requested that Bank amend the Loan Agreement to (i) release the Pledged Collateral (as defined prior to this Amendment), and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.            Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1           Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2 is amended by deleting the word ‘and’ at the end of clause (g), renumbering clause (h) as clause (i), and inserting a new clause (h), as follows:

(h)           prompt written notice of any changes to the beneficial ownership information set out in sections 2.d, 2.e, 2.f, and 2.g of the Perfection Certificate (or any equivalent sections of any Perfection Certificate delivered after the Effective Date). Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers;

2.2          Section 6.6 (Accounts). Section 6.6(a) is hereby amended by adding the following sentence at the end thereof:

Borrower and each Subsidiary of Borrower shall obtain any business credit cards, letters of credit, cash management services, and merchant processing services exclusively from Bank.

2.3          Section 6.11 (Formation or Acquisition of Subsidiaries). Section 6.11 is amended by inserting the phrase “(including, without limitation, pursuant to a Division)” immediately after the phrase “after the Effective Date”.

2.4          Section 6.13 (Financial Trigger). Section 6.13 is deleted in its entirety.

2.5          Section 7.1 (Dispositions). Section 7.1 is amended by inserting the phrase “(including, without limitation, pursuant to a Division)” immediately after the phrase “or otherwise dispose of”.

2.6          Section 7.3 (Mergers of Acquisitions). The parenthetical in Section 7.3 of the Loan Agreement is amended in its entirety and replaced as follows: “(including, without limitation, by the formation of any Subsidiary or pursuant to a Division)”.

2.7          Section 7.11 (Financial Trigger Event). Section 7.11 is deleted in its entirety.

2.8          Section 13 (Definitions). The following term and its definition set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

2.9          Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety:

“Financial Trigger Event”

“Financial Trigger Release Event”

“Minimum Cash Collateral Value”

“Pledged Collateral”

2.10        Exhibit A (Collateral Description). The Collateral description is amended in its entirety and replaced with the Collateral description in the form of Exhibit A attached hereto.

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3          The organizational documents of Borrower most recently delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6.             Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.             Electronic Execution of Documents. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

8.             Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) the due execution and delivery to Bank of a Corporate Borrowing Certificate by each Borrower, (c) the due execution and delivery to Bank of a Perfection Certificate by each Borrower, and (d) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER

SILICON VALLEY BANK	LIPOCINE INC.

By: /s/ Kevin Fleischman	By: /s/ Mahesh Patel
Name: Kevin Fleischman	Name: Mahesh Patel
Title: Director	Title: CEO, President and Chairman

LIPOCINE OPERATING INC.

By: /s/ Mahesh Patel
Name: Mahesh Patel
Title: CEO, President and Chairman

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims (including without limitation, Lipocine Inc. vs. Clarus Therapeutics Inc., case no. C.A. No. 19-622-WCB, filed in the United States District Court for the District of Delaware, and any related claims), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, in each of the foregoing cases, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding anything to the contrary herein, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (b) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (c) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (d) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank; or (e) Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of Section 7.5 and except for Permitted Liens, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.